Exhibit 99.1

Media Contact:	Investor Contact:
Jayne Wallace	Erica Bolton
Virgin Mobile USA	Virgin Mobile USA
908-607-4014	908-607-4108
jayne.wallace@virginmobileusa.com	erica.bolton@virginmobileusa.com

VIRGIN MOBILE USA REPORTS $98 MILLION IN ADJUSTED EBITDA EXCLUDING TRANSITION AND RESTRUCTURING EXPENSES1 FOR THE FIRST SIX MONTHS OF 2009

Hybrid Gross Customer Additions Increase 20% Year Over Year In the First Half of 2009

WARREN, N.J., August 10, 2009 — Virgin Mobile USA, Inc. (NYSE: VM), a leading national provider of wireless communications services, today reported its financial and operational results for the three and six months ended June 30, 2009.

Second quarter 2009 highlights:

•	Net service revenue of $290.0 million compared to $293.8 million in the second quarter of 2008

•

Adjusted EBITDA of $43.9 million compared to $32.3 million in the second quarter of 2008, up 36%; Adjusted EBITDA excluding transition and restructuring expenses of $45.0 million compared to $33.4 million in the second quarter of 2008, up 35%[1]

•	Net income of $21.8 million compared to net income of $5.5 million in the second quarter of 2008, up 296%

•

Earnings per diluted share of $0.23 compared to $0.07 in the second quarter of 2008, up 229% year over year; Adjusted earnings per diluted share of $0.27[1]; compared to earnings per diluted share of $0.08[1] in the second quarter of 2008, up 238%

First half 2009 highlights:

•	Net service revenue of $608.1 million compared to $600.8 million in the first half of 2008

•

Adjusted EBITDA of $93.4 million compared to $61.0 million in the first half of 2008, up 53%; Adjusted EBITDA excluding transition and restructuring expenses of $97.6 million compared to $62.1 million in the first half of 2008, up 57%[1]

•	Net income of $40.9 million compared to net income of $10.3 million in the first half of 2008, up 299%

•

Earnings per diluted share of $0.42 compared to $0.16 in the first half of 2008, up 163% year over year; Adjusted earnings per diluted share of $0.51 compared to $0.17 in the first half of 2008, up 200%[1]

•	Free cash flow of $29.0 million compared to $29.2 million in the first half of 2008

[1]

Excludes transition and restructuring expenses related to the acquisition of Helio, the outsourcing of IT services to IBM and workforce reductions totaling $1.2 million and $4.2 million for the three and six months ended June 30, 2009, respectively and $1.1 million for the three and six months ended June 30, 2008. Adjusted earnings per share also excludes the amortization of intangibles associated with the acquisition of Helio. Adjustments to earnings per share are net of noncontrolling interest and taxes.

“Our financial results in the first half of the year have exceeded our expectations,” said Dan Schulman, Chief Executive Officer, Virgin Mobile USA. “We grew Adjusted EBITDA excluding transition and restructuring expenses by 57% to $98 million in the first half of 2009, producing Free cash flow of more than $29 million. We continue to exceed our financial expectations and remain confident in our guidance for Adjusted EBITDA and Free cash flow for the full year 2009.”

“Our stated strategy is to focus on growing our highly profitable hybrid customer base. We made strong progress against this goal in the second quarter. Hybrid gross adds grew from 55% of total gross adds in Q1 to 63% in Q2, resulting in 20% year over year growth in total hybrid gross customer additions in the first half of 2009,” continued Schulman. “The growth of our hybrid customers, who have more than 15x the lifetime value of our average pay-by-the-minute customers, has been supported by the launch of our new service plans throughout the second quarter. Our new $49.99 Unlimited offer has been particularly successful, representing 21% of all gross adds in May and June. We expect continued hybrid growth with the plans now fully deployed into retail in Q3.”

“Supporting this strategic customer focus is the sale of higher-priced handsets, which are associated with higher data usage, better churn, and significantly higher lifetime value. Our sales of handsets priced at $50 and above leapt to 25% of total sales from 15% in just one quarter, reflecting the success of our strategy and our commitment to high quality growth.”

Overview and Basis of Presentation

Financial results for Helio are included in Virgin Mobile USA’s results beginning on August 22, 2008. This press release uses several financial performance metrics, including Adjusted EBITDA, Adjusted EBITDA margin, Average Revenue Per User (ARPU), Cash Cost Per User (CCPU), Cost Per Gross Addition (CPGA), Free cash flow, Adjusted EBITDA excluding transition and restructuring expenses and Adjusted EBITDA margin excluding transition and restructuring expenses, Adjusted EPS excluding the amortization of intangibles associated with the acquisition of Helio and Adjusted EPS excluding the amortization of intangibles associated with the acquisition of Helio, and transition and restructuring expenses which are not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. The Company believes that these non-GAAP financial metrics are helpful in understanding its operating performance from period to period and, although not every wireless company uses these metrics or defines these metrics in the same way, the Company believes that these metrics as used by Virgin Mobile USA facilitate comparisons with other wireless service providers. These metrics should not be considered substitutes for any performance metrics determined in accordance with GAAP. For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release.

Key Financial & Operating Results for the Second Quarter of 2009

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
($ in thousands, except per share amounts)	(Unaudited)		(Unaudited)
Net service revenue	$289,965	$293,824	$608,064	$600,814
Total operating revenue	307,565	319,864	644,853	649,881
Operating income	30,890	19,981	67,098	36,584
Net income	21,825	5,506	40,885	10,255
Adjusted EBITDA	43,852	32,321	93,395	61,023
Adjusted EBITDA margin	15.1%	11.0%	15.4%	10.2%
Adjusted EBITDA, excluding transition and restructuring expenses(1)	45,022	33,372	97,593	62,074
Adjusted EBITDA margin, excluding transition and restructuring expenses (1)	15.5%	11.4%	16.0%	10.3%
Net income attributable to Virgin Mobile USA, Inc. per common share - basic	$0.26	$0.07	$0.47	$0.16
Net income attributable to Virgin Mobile USA, Inc. per common share - diluted	$0.23	$0.07	$0.42	$0.16
Adjusted earnings per common share - diluted(1)	$0.26	$0.07	$0.48	$0.16
Adjusted earnings per share excluding amortization of intangibles and transition and restructuring expenses - diluted(1)	$0.27	$0.08	$0.51	$0.17
Interest expense - net	5,120	7,933	10,707	17,272
Capital expenditures			7,572	9,364

[1]

Excludes transition and restructuring expenses related to the acquisition of Helio, the outsourcing of IT services to IBM and workforce reductions totaling $1.2 million and $4.2 million for the three and six months ended June 30, 2009, respectively and $1.1 million for the three and six months ended June 30, 2008. Adjusted earnings per share also excludes the amortization of intangibles associated with the acquisition of Helio. Adjustments to earnings per share are net of noncontrolling interest and taxes. The three and six months ended June 30, 2008 did not have amortization of intangibles.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Gross additions	535,558	728,370	1,165,817	1,523,945
Churn	5.3%	5.6%	5.0%	5.3%
Net customer additions	(269,239)	(111,273)	(402,531)	(93,501)
End-of-period customers	4,977,779	4,992,385	4,977,779	4,992,385
ARPU	$18.98	$19.49	$19.54	$19.82
CCPU	$12.12	$11.87	$12.46	$12.05
CPGA	$113.65	$113.38	$108.82	$114.53
Free cash flow (in thousands)			$29,029	$29,209

During the second quarter of 2009, Virgin Mobile USA’s net service revenue was $290.0 million, down 1% versus the same period in 2008. Virgin Mobile USA’s net service revenue in the first half of 2009 was $608.1 million, up 1% compared to $600.8 million in the first half of 2008. Net service revenue in the second quarter was impacted by customer optimization as customers migrated to lower priced plans, including migrations to our new $49.99 unlimited plan. These migrations of higher-priced unlimited customers to the new unlimited plan are expected to be completed by the end of the year. Net service revenue in the second quarter was also impacted by the ongoing consumer shift from minutes to messaging, which was offset by growth in data revenue. Data revenue in the second quarter of 2009 was 22% of net service revenue, up from 18% in the second quarter of 2008.

Adjusted EBITDA in the second quarter of 2009 was $43.9 million compared to $32.3 million in the second quarter of 2008, up 36%. Adjusted EBITDA excluding transition and restructuring expenses in the second quarter of 2009 was $45.0 million, an increase of 35% compared to Adjusted EBITDA excluding transition and restructuring expenses of $33.4 million in the second quarter of 2008. Adjusted EBITDA margin was 15.1% in the second quarter of 2009, up from 11.0% in the second quarter of 2008. Adjusted EBITDA margin excluding transition and restructuring expenses was 15.5% in the second quarter of 2009, up from 11.4% in the second quarter of 2008.

Adjusted EBITDA in the first half of 2009 was $93.4 million compared to $61.0 million in the first half of 2008, up 53%. Adjusted EBITDA excluding transition and restructuring expenses was $97.6 million, up 57% compared to $62.1 million in the first half of 2008. Adjusted EBITDA margin excluding transition and restructuring expenses was 16.0% in the first half of 2009, up from 10.3% in the second quarter of 2008. Virgin Mobile USA’s strong profitability and margin improvements in the second quarter and first half of 2009 benefited from the Company’s goal of focusing on high-quality customer additions, which provide fewer but significantly more profitable gross customer additions. Adjusted EBITDA in the second quarter and first half of 2009 also benefited from cost-cutting initiatives implemented in the second half of 2008 and lower per unit network costs. The Company’s new plans launched during the second quarter are performing well, with 21% of all gross customer additions adopting the $49.99 unlimited voice plan in May and June, compared with 3% average adoption of the previously available unlimited plan.

Virgin Mobile USA’s net income in the second quarter of 2009 was $21.8 million, up 296% from net income of $5.5 million in the second quarter of 2008. Net income in the first half of 2009 was $40.9 million, up 299% compared with $10.3 million in the first half of 2008. Adjusted earnings per diluted share excluding amortization of intangible assets and transition and restructuring expenses were $0.27 in the second quarter of 2009 compared to $0.08 in the second quarter of 2008. Earnings per diluted share in the second quarter of 2009 benefited from planned cost efficiencies in the business, including improved per unit network costs. Virgin Mobile USA’s profitability in the first half of 2009 also benefited from a 38% reduction in net interest expense when compared with the first half of 2008, which was partly the result of repayments to outstanding debt related to the acquisition of Helio.

Free cash flow totaled $29.0 million in the first half of 2009, compared to $29.2 million in the first half of 2008. The Company continues to experience positive Free cash flow due to ongoing cost efficiencies implemented in the business, and expects to grow full year Free cash flow in the range of 75% to 114% year over year. Capital expenditures in the first half of 2009 were $7.6 million compared to $9.4 million in the first half of 2008.

In 2008, Virgin Mobile USA acquired Helio and, in conjunction with the acquisition, made changes to its capital structure, including a significant reduction in the Company’s outstanding debt, which the Company believes improved its structure and outlook. Net interest expense in the second quarter of 2009 was $5.1 million, down 35% from $7.9 million in the second quarter of 2008. For the first half of 2009, net interest expense was $10.7 million, down 38% from $17.3 million in the first half of 2008. Net debt has decreased from $255 million as of December 31, 2008 to $230 million as of June 30, 20091.

John Feehan, Chief Financial Officer of Virgin Mobile USA, commented, “We are executing well against our 2009 strategy to grow Adjusted EBITDA, Free cash flow, and high quality hybrid customers. I am particularly pleased with the strong culture of cost discipline we have instilled throughout the organization, which contributed to the 53% growth in Adjusted EBITDA in the first six months of 2009.”

[1]	Net debt is equal to total debt (including related party debt) minus cash

Key Metric Performance Review for the Second Quarter of 2009

Gross customer additions (or new Virgin Mobile USA customers who activated their accounts) during the second quarter of 2009 totaled 535,558, compared to gross customer additions of 728,370 in the second quarter of 2008. The year over year decline in gross customer additions was a result of intensified competition and the Company’s strategic focus on high lifetime value customer acquisition. During the second quarter, Virgin Mobile USA reduced the volume of lower priced handsets in its sales channels, which resulted in fewer, but higher value, gross customer additions. Gross customer additions of hybrid plans in the first half of 2009 grew 20% compared to the first half of 2008.

Virgin Mobile USA’s cost per gross addition (CPGA) for the second quarter of 2009 was $113.65, compared to CPGA of $113.38 in the second quarter of 2008. CPGA for the first half of 2009 was $108.82 compared to $114.53 in the first half of 2008. CPGA in the first half of 2009 reflects cost efficiencies in sales and marketing, as well as continued handset cost improvements.

The Company’s cash cost per user (CCPU) for the second quarter of 2009 was $12.12, compared to $11.87 in the second quarter of 2008. CCPU in the first half of 2009 was $12.46 compared to $12.05 in the first half of 2008. CCPU in the second quarter of 2009 was higher due to the continued growth of our hybrid plans as well as an increase in usage associated with Helio. CCPU in the second quarter and first half of 2009 included approximately $1.2 million and $4.2 million, respectively, in transition and restructuring expenses, an increase from $1.1 million in the second quarter and first half of 2008.

Churn, or average monthly customer turnover, for the three months ended June 30, 2009 was 5.3%, a 30 basis point improvement over the same period in 2008. Customer churn is seasonally highest in the second quarter as the Company begins to experience turnover from the fourth quarter holiday selling season, which has traditionally been Virgin Mobile USA’s strongest quarter for gross adds. As of June 30, 2009, Virgin Mobile USA had approximately 5.0 million customers.

Average revenue per user (ARPU) for the second quarter of 2009 was $18.98, down 3% from ARPU of $19.49 in the second quarter of 2008, and a decrease of 5% from $20.08 in the first quarter of 2009. ARPU for the first half of 2009 was $19.54 compared to $19.82 for the first half of 2008, down 1%. The decline in ARPU was a result of accelerated migrations of our $79.99 unlimited customers to our new $49.99 unlimited offer, launched during the quarter. While these immediate price downs have a near-term impact to ARPU as customers migrate, Virgin Mobile USA expects this to be more than offset by broader adoption of these high ARPU plans going forward. The $49.99 unlimited offer represented 21% of gross customer additions in May and June, and these customers have an initial ARPU of approximately $56. ARPU in the second quarter was also affected by the ongoing wireless industry trend of the replacement of voice minutes with messaging. The average monthly messaging rate at Virgin Mobile USA grew by 4% in the second quarter of 2009 over the first quarter of 2009. In the second quarter of 2009, data was 22% of total net service revenue, compared to 18% in the second quarter of 2008. Early in the second quarter, Virgin Mobile USA launched its innovative new “Texter’s Delight” plans, one of which offers unlimited texting for $19.99 with 10-cent voice minutes. The adoption of these plans is trending well and these customers are showing significantly higher ARPUs and margins than our traditional pay-as-you-go customers.

Outlook

Full Year 2009

Virgin Mobile USA’s strategic focus on high-quality customer growth, along with its strong cost discipline, have led to a strong financial performance thus far in 2009. The Company remains confident in its guidance for both Adjusted EBITDA and Free cash flow for the full year 2009.

Recent highlights

•	Launched our first product extension in Broadband2Go, the first prepaid nationwide broadband device being offered exclusively at Best Buy Mobile.

•

Announced the Company’s first annual rock festival being offered with a twist – tickets will be free. The event, “Virgin Mobile FreeFest,” will take place on August 30, 2009 and feature Blink 182, Weezer and Franz Ferdinand, among other acts. An extensive “Free I.P.” program has also been established, providing the now “free’d out” tickets to people who register and volunteer at a homeless youth shelter.

•	Introduced a new Samsung handset, the Mantra.

•

Debuted Opera Mini and Connect, two new features on no-annual-contract phones that were previously only available on contract handsets. Opera Mini provides a rich mobile Internet experience; Connect allows customers to add and log-in their social networking sites to see all updates on a dashboard. Both of these are designed to improve the overall customer experience.

•	Launched “Totally Unlimited Calling for $49.99” and our innovative new “Texter’s Delight” plans, offering unlimited texts with 10-cent voice minutes for $19.99.

•

Introduced the only unemployment plan in the wireless industry, with “Pink Slip Protection” offering three months of free service to our eligible customers who lose their jobs while using our services, subject to certain conditions.

•

Improved contract plans for families, adding $175/month All-In plan with 4,000 shared anytime minutes that include unlimited messaging and data services; a $50 A La Carte plan that includes 600 shared anytime minutes with unlimited mobile-to-mobile calling; and an additional 200 shared anytime minutes added to the current $100/month A La Carte plan.

•	Launched Google Maps on select prepaid phones.

Earnings Conference Call

Virgin Mobile USA will host a conference call Monday, August 10, 2009 at 8:00 A.M. (EDT) with access available via Internet and telephone. Investors and analysts may participate in the live conference call by dialing 1-888-354-3598 (toll-free domestic) or 1-706-643-8861 (international); passcode: 19184676. Please register at least 10 minutes before the conference call begins. A replay of the call will be available for one week via telephone starting approximately two hours after the call ends. The replay can be accessed at 1-800-642-1687 (toll-free domestic) or 1-706-645-9291 (international); passcode:19184676. The webcast will be archived on Virgin Mobile USA’s web site after the call at http://investorrelations.virginmobileusa.com/.

About Virgin Mobile USA, Inc.

Virgin Mobile USA, Inc. [NYSE:VM], through its operating company Virgin Mobile USA, L.P., offers millions of customers control, flexibility and choice through Virgin Mobile’s Plans Without Annual Contracts, with coverage powered by the Nationwide Sprint PCS Network.

Virgin Mobile USA is known for its award-winning customer service, with more than 90% of its customers reporting satisfaction. Virgin Mobile USA service recently announced its Pink Slip Protection program, which provides eligible monthly plan customers who lose their jobs and become eligible for state unemployment benefits free service for up to three months*. Its full slate of smart, stylish and affordable handsets are available at approximately 40,000 top retailers nationwide and online at http://www.virginmobileusa.com/, with Top-Up cards available at almost 150,000 locations. Virgin Mobile USA also offers unlimited all-in contract plans with advanced devices like the Ocean 2.

*	Subject to certain terms and conditions

Safe Harbor Statement

This press release contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by, and information currently available to, us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures, and assumptions and other statements contained in this document that are not historical facts. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and “project” and similar expressions, as they relate to us are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, those risks and uncertainties discussed in our filings with the Securities and Exchange Commission, or SEC, copies of which are available on our investor relations website at http://investorrelations.virginmobileusa.com/ and on the SEC website at http://www.sec.gov/. We neither intend nor assume any obligation to update these forward-looking statements, which speak only as of their dates.

Virgin Mobile USA, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$26,875	$12,030
Accounts receivable, less allowances of $3,987 at June 30, 2009 and $6,345 at December 31, 2008	47,351	64,737
Due from related parties	72	132
Other receivables	11,115	12,993
Inventories	90,539	132,410
Prepaid expenses and other current assets	31,971	21,563

Total current assets	207,923	243,865

Property and equipment	194,159	183,058
Accumulated depreciation and amortization	(148,325)	(133,888)

Property and equipment - net	45,834	49,170
Acquired intangible assets - net	44,931	49,903
Goodwill	11,319	11,487
Other assets	10,680	12,643

Total assets	$320,687	$367,068

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$64,155	$96,365
Due to related parties	37,252	55,838
Accrued expenses and other current liabilities	79,806	112,842
Deferred revenue	124,459	136,367
Current portion of long-term debt, including capital lease obligation	28,695	26,395

Total current liabilities	334,367	427,807
Long-term debt, including capital lease obligation	159,399	170,779
Related party debt	69,000	70,000
Due to related parties	14,221	—
Other liabilities	364	2,365

Total liabilities	577,351	670,951

Series A convertible preferred stock, par value $0.01 and stated value $1,000 per share - 50,000 shares authorized issued and outstanding at December 31, 2008	—	50,000
Equity:
Virgin Mobile USA, Inc. stockholders' equity:
Series A convertible preferred stock, par value $0.01 and stated value $1,000 per share - 51,500 shares authorized, issued and outstanding at June 30, 2009	1	—
Class A common stock, par value $0.01 per share - 200,000,000 shares authorized, and 67,081,840 shares issued and outstanding, net of 39,161 treasury shares at June 30, 2009, and 64,709,646 shares issued and outstanding, net of 37,560 treasury shares at December 31, 2008	671	647
Class C common stock, par value $0.01 per share - 999,999 shares authorized, and 115,062 shares issued and outstanding at June 30, 2009 and December 31, 2008	1	1
Class B common stock, par value $0.01 per share - 2 shares authorized, and 1 share issued and outstanding at June 30, 2009 and 1 share authorized, issued and outstanding at December 31, 2008	—	—
Additional paid-in-capital	448,397	390,637
Accumulated deficit	(716,230)	(746,915)

Total Virgin Mobile USA, Inc. stockholders' deficit	(267,160)	(355,630)
Noncontrolling interest	10,496	1,747

Total equity	(256,664)	(353,883)

Total liabilities and equity	$320,687	$367,068

Virgin Mobile USA, Inc.

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Operating revenue
Net service revenue	$289,965	$293,824	$608,064	$600,814
Net equipment and other revenue	17,600	26,040	36,789	49,067

Total operating revenue	307,565	319,864	644,853	649,881

Operating expenses
Cost of service (exclusive of depreciation and amortization)	91,485	84,867	187,075	171,585
Cost of equipment	77,718	99,755	157,109	204,773
Selling, general and administrative (exclusive of depreciation and amortization)	97,217	106,417	212,267	219,417
Restructuring	730	—	1,481	—
Depreciation and amortization	9,525	8,844	19,823	17,522

Total operating expenses	276,675	299,883	577,755	613,297

Operating income	30,890	19,981	67,098	36,584

Other expense (income)
Interest expense	5,123	7,952	10,713	17,342
Interest income	(3)	(19)	(6)	(70)

Total interest expense - net	5,120	7,933	10,707	17,272
Other expense	3,592	6,110	14,224	8,190

Total other expense - net	8,712	14,043	24,931	25,462

Income before income tax expense	22,178	5,938	42,167	11,122
Income tax expense	353	432	1,282	867

Net income	21,825	5,506	40,885	10,255
Net income attributable to the noncontrolling interest	4,609	1,960	10,200	1,960

Net income attributable to Virgin Mobile USA, Inc.	17,216	3,546	30,685	8,295
Preferred stock dividends	368	—	467	—

Net income attributable to Virgin Mobile USA, Inc. common stockholders	$16,848	$3,546	$30,218	$8,295

Net income	$21,825	$5,506	$40,885	$10,255
Other comprehensive loss:
Loss on interest rate swap	—	1,729	—	(534)

Comprehensive income	21,825	7,235	40,885	9,721
Comprehensive income attributable to the noncontrolling interest	4,609	1,960	10,200	1,960

Total Comprehensive income attributable to Virgin Mobile USA, Inc.	$17,216	$5,275	$30,685	$7,761

Basic and diluted earnings per share information:
Net income attributable to Virgin Mobile USA, Inc. common stockholders - basic	$0.26	$0.07	$0.47	$0.16
Net income attributable to Virgin Mobile USA, Inc. common stockholders - diluted	$0.23	$0.07	$0.42	$0.16

Weighted average common shares outstanding - basic	65,142	52,787	64,830	52,772
Weighted average common shares outstanding - diluted	74,642	52,787	72,650	52,841

Virgin Mobile USA, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six months ended June 30,
	2009	2008
Operating Activities
Net income	$40,885	$10,255
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,823	17,522
Amortization of deferred financing costs	420	588
Non-cash charges for stock-based compensation	6,320	6,761
Provision for uncollectible accounts receivable	32	—
Write-offs of property and equipment	157	230
Changes in assets and liabilities:
Accounts receivable	17,354	12,113
Due from related parties	60	(1,904)
Other receivables	1,878	7,755
Inventories	41,871	8,624
Prepaid expenses and other assets	(8,697)	(3,144)
Accounts payable	(32,210)	(25,993)
Due to related parties	(4,365)	17,913
Deferred revenue	(11,908)	(3,032)
Accrued expenses and other liabilities	(35,019)	(9,115)

Net cash provided by operating activities	36,601	38,573

Investing Activities
Capital expenditures	(7,572)	(9,364)

Net cash used in investing activities	(7,572)	(9,364)

Financing Activities
Repayment of long-term debt	(13,198)	(16,334)
Net repayment of related party debt	(1,000)	(5,000)
Net change in book cash overdraft	—	(2,045)
Other	14	(290)

Net cash used in financing activities	(14,184)	(23,669)

Net increase in cash and cash equivalents	14,845	5,540
Cash and cash equivalents at beginning of year	12,030	19

Cash and cash equivalents at end of period	$26,875	$5,559

Definition of Terms and Reconciliation to Non-GAAP Financial Measures

This earnings press release includes several historical key performance metrics used in the wireless communications industry to manage and assess our financial performance. These metrics include gross additions, churn, net customer additions, end-of-period customers, Adjusted EBITDA, Adjusted EBITDA margin, Average Revenue Per User, or ARPU, Cash Cost Per User, or CCPU, Cost Per Gross Addition, or CPGA, Free cash flow, Adjusted EBITDA excluding transition and restructuring expenses, Adjusted EBITDA margin excluding transition and restructuring expenses, Adjusted earnings (loss) per share excluding the amortization of intangibles, and Adjusted earnings (loss) per share excluding the amortization of intangibles, and transition and restructuring expenses. Trends in key performance metrics such as ARPU, CCPU and CPGA will depend upon the scale of our business as well as the dynamics in the marketplace and our success in implementing our strategies. These metrics are not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. A non-GAAP financial metric is defined as a numerical measure of a company’s financial performance that (1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations or statement of cash flows; or (2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. We believe that the non-GAAP financial metrics that we use are helpful in understanding our operating performance from period to period and, although not every company in the wireless communications industry defines these metrics in precisely the same way, we believe that these metrics as we use them facilitate comparisons with other wireless communications providers. These metrics should not be considered substitutes for any performance metric determined in accordance with GAAP.

Gross additions represents the number of new prepaid customers who activated an account during a period, the number of new or existing postpaid customers who entered into a new long-term contract (rather than an extension of an existing contract) and, effective this quarter, the number of new Broadband2Go customers who activated a broadband device, unadjusted for churn during the same period. Note that new Broadband2Go customers are included in gross additions regardless of whether or not they were also counted, concurrently or previously, as a gross addition to one of our voice offers. In measuring gross additions, we exclude returns, customers who have reactivated and fraudulent activations. Returns include “remorse returns” for our postpaid offers, within 30 days of activation, retailer returns for our prepaid offers, with the timing dependent on the retailer’s policy, and retailer returns for our Broadband2Go device, with the timing dependent on the retailer’s policy. These adjustments are applied in order to arrive at a more meaningful measure of our customer growth.

Churn is used to measure customer turnover on an average monthly basis. Churn is calculated as the ratio of the net number of customers who disconnect from our service during the period being measured to the weighted average number of customers during that period, divided by the number of months during the period being measured. The net number of customers who disconnect from our service is calculated as the total number of customers who disconnect less the adjustments noted under gross additions above. These adjustments are applied in order to arrive at a more meaningful measure of churn. The weighted average number of customers is the sum of the average number of customers for each day during the period being measured, divided by the number of days in the period. For our prepaid offers, churn includes those pay-by-the-minute customers who we automatically disconnect from our service when they have not replenished, or “Topped-Up,” their accounts for 150 days, as well as those monthly customers who we automatically disconnect when they have not paid their monthly recurring charge for 150 days (except for such monthly customers who are engaged in a retention program or who replenish their account for less than the amount of their monthly recurring charge and, according to the terms of our monthly plans, may continue to use our services on a pay-by-the-minute basis), and such customers who voluntarily disconnect from our service prior to reaching 150 days since replenishing their account or paying their monthly recurring charge. We utilize 150 days in our calculation because it represents the last date upon which a customer who replenishes his or her account is still permitted to retain the same phone number. We also have a “service preserver” option which allows customers to extend the 150-day period to one year by replenishing their account using an annual top-up. In this case, we will automatically disconnect their service if an additional top-up is not made within 415 days of the qualifying annual top-up. For our postpaid offers, churn includes those customers who either disconnect from our service voluntarily or whose service we disconnect for nonpayment. These calculations are consistent with the terms and conditions of our service offering. Going forward, churn will also include those Broadband2Go customers who have not purchased a new data pack within the previous 12 months, less the adjustments noted under gross additions above. We believe churn is a useful metric to track changes in customer retention over time and to help evaluate how changes in our business and services offerings affect customer retention. In addition, churn is also useful for comparing our customer turnover to that of other wireless communications providers.

Net customer additions and end-of-period customers are used to measure the growth of our business, to forecast our future financial performance and to gauge the marketplace acceptance of our offerings. Net customer additions represents the number of new prepaid customers who activated an account during a period, the number of new or existing postpaid customers who entered into a new long-term contract (rather than an extension of an existing contract) and the number of Broadband2Go customers who activated a broadband device, adjusted for churn during the same period. End-of-period customers are the total number of customers at the end of a given period.

Adjusted EBITDA is calculated as net income (loss) plus interest expense-net, income tax expense, tax receivable agreements expense, depreciation and amortization (including the amortization of intangibles associated with our acquisition of Helio), write-offs of property and equipment, non-cash compensation expense, equity issued to a member, debt extinguishment costs and expenses of Bluebottle USA Investments L.P. prior to the completion of the IPO. Effective this year, it is no longer necessary to exclude non-controlling interest, or minority interest, given that it is excluded in the redefinition of net income, included in Statement of Financial Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements. This redefinition has been applied retrospectively for presentation purposes. Although the items excluded from Adjusted EBITDA are all necessary elements of our cost structure, they are customary adjustments in the calculation of supplemental metrics. We believe Adjusted EBITDA is a useful tool in evaluating performance because it eliminates items which do not relate to our core operating performance. Adjustments relating to interest expense, income tax expense, depreciation and amortization and write-offs of fixed assets are each customary adjustments in the calculation of supplemental measures of performance. We also exclude tax receivable agreement-related expenses for payments to the Virgin Group for the utilization of net operating loss carryforwards, and to Sprint Nextel, for the increase in tax basis that will be allocated to us, as we consider them to be the functional equivalent of paying taxes. We believe that the exclusion of non-cash compensation expense provides investors with a more meaningful indication of our performance as these non-cash charges relate to the equity portion of our capital structure and not our core operating performance. The expenses of Bluebottle USA Investments L.P. also do not relate to our core operating performance and are, therefore, excluded. We believe that the exclusion of equity issued to a member and debt extinguishment costs is appropriate because these charges relate to the debt and equity portions of our capital structure and are not expected to be incurred in future periods. We believe such adjustments are meaningful because they arrive at an indicator of our core operating performance which our management uses to evaluate our business. Specifically, our management uses Adjusted EBITDA in their calculation of compensation targets, preparation of budgets and evaluation of performance.

We believe that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate our company’s overall operating performance and that this metric facilitates comparisons with other wireless communications companies. However, Adjusted EBITDA has material limitations as an analytical tool and should not be considered in isolation, as an alternative to net income, operating income or any other measures derived in accordance with GAAP, or as a substitute for analysis of our results as reported under GAAP. The items we eliminate in calculating Adjusted EBITDA are significant to our business: (1) interest expense-net is a necessary element of our costs and ability to generate revenue because we incur interest expense related to any outstanding indebtedness, (2) to the extent that we incur income taxes, they represent a necessary element of our costs and our ability to generate revenue because ongoing revenue generation is expected to result in future income tax expense, (3) depreciation and amortization are necessary elements of our costs, (4) write-offs of property and equipment eliminate non-productive assets from our balance sheet, reconciling it to our earnings, (5) tax receivable agreements expenses are the costs related to our tax receivable agreements, as they are reimbursements to the Virgin Group, for the utilization of net operating loss carryforwards we received as part of the IPO, and to Sprint Nextel, for the increase in tax basis that will be allocated to us, (6) non-cash compensation expense is expected to be a recurring component of our costs which may allow us to incur lower cash compensation costs to the extent that we grant non-cash compensation, (7) expense resulting from equity issued to a member represents an actual cost relating to a prior contractual obligation, and (8) expenses associated with Bluebottle USA Investments L.P. prior to the IPO is a non-recurring component of our cost. Furthermore, any measure that eliminates components of our capital structure and the carrying costs associated with the property and equipment on our balance sheet has material limitations as a performance measure. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

Adjusted EBITDA margin is used to measure our Adjusted EBITDA performance relative to our net service revenue so that we can gauge the performance of Adjusted EBITDA normalized for the changing scale of our business. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by our net service revenue.

The following table illustrates the calculation of Adjusted EBITDA and Adjusted EBITDA margin and reconciles Adjusted EBITDA to net income which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
(In thousands, except percentages)	(Unaudited)		(Unaudited)
Net income	$21,825	$5,506	$40,885	$10,255
Plus:
Depreciation and amortization	9,525	8,844	19,823	17,522
Interest expense - net	5,120	7,933	10,707	17,272
Income tax expense	353	432	1,282	867
Tax receivable agreements expense	3,595	6,036	14,221	8,116
Non-cash compensation expense	3,277	3,340	6,320	6,761
Write-offs of property and equipment	157	230	157	230

Adjusted EBITDA	$43,852	$32,321	$93,395	$61,023
Plus:
Restructuring expense (excluding non-cash items)	668	—	1,419	—
Helio transition expense	502	—	2,779	—
IBM transition expense	—	1,051	—	1,051

Adjusted EBITDA, excluding transition and restructuring expenses	$45,022	$33,372	$97,593	$62,074

Adjusted EBITDA margin
Adjusted EBITDA	$43,852	$32,321	$93,395	$61,023
Net service revenue	289,965	293,824	608,064	600,814

Adjusted EBITDA margin	15.1%	11.0%	15.4%	10.2%

Adjusted EBITDA margin, excluding transition and restructuring expenses
Adjusted EBITDA, excluding transition and restructuring expenses	$45,022	$33,372	$97,593	$62,074
Net service revenue	289,965	293,824	608,064	600,814

Adjusted EBITDA margin, excluding transition and restructuring expenses	15.5%	11.4%	16.0%	10.3%

ARPU is used to measure and track the average revenue generated by our customers on a monthly basis. ARPU is calculated as net service revenue for the period being measured divided by the weighted average number of customers for that period, further divided by the number of months in that period. The weighted average number of customers is the sum of the average customers for each day during the period being measured divided by the number of days in that period. ARPU helps us to evaluate customer performance based on customer revenue and to forecast our future service revenues.

The following table illustrates the calculation of ARPU and reconciles ARPU to net service revenue which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
(In thousands, except number of months and ARPU)	(Unaudited)		(Unaudited)
Net service revenue	$289,965	$293,824	$608,064	$600,814
Divided by weighted average number of customers	5,093	5,026	5,186	5,053
Divided by number of months in the period	3	3	6	6

ARPU	$18.98	$19.49	$19.54	$19.82

CCPU is used to measure and track our costs to provide support for our services to our existing customers on an average monthly basis. The costs included in this calculation are our (1) cost of service (exclusive of depreciation and amortization), excluding cost of service associated with initial customer acquisition, (2) general and administrative expenses, excluding Bluebottle USA Investments L.P. general and administrative expenses prior to the IPO, non-cash compensation expense and write-offs of property and equipment, (3) restructuring expense, (4) net loss on equipment sold to existing customers, (5) cooperative advertising in support of existing customers and (6) other expense (income), excluding tax receivable agreements expenses, debt extinguishment costs and Bluebottle USA Investments L.P., prior to the IPO. These costs are divided by our weighted average number of customers for the period being measured, further divided by the number of months in the period being measured. CCPU helps us to assess our ongoing business operations on a per customer basis, and evaluate how changes in our business operations affect the support costs per customer. Given its use throughout the industry, CCPU also serves as a standard by which we compare our performance against that of other wireless communications companies.

The following table illustrates the calculation of CCPU and reconciles total costs used in the CCPU calculation to cost of service, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
(in thousands, except number of months and CCPU)	(Unaudited)		(Unaudited)
Cost of service (exclusive of depreciation and amortization)	$91,485	$84,867	$187,075	$171,585
Less: Cost of service associated with initial customer acquisition	(209)	(461)	(506)	(961)
Add: General and administrative expenses	80,326	80,143	173,643	164,656
Add: Restructuring expense	730	—	1,481	—
Less: Non-cash compensation expense	(3,277)	(3,340)	(6,320)	(6,761)
Less: Write-offs of property and equipment	(157)	(230)	(157)	(230)
Add: Net loss on equipment sold to existing customers	15,947	18,778	31,821	37,139
Add: Cooperative advertising expenses in support of existing customers	355	(867)	742	(260)
Add: Other expense, net of tax receivable agreements expense	(3)	74	3	74

Total CCPU costs	$185,197	$178,964	$387,782	$365,242
Divided by weighted average number of customers	5,093	5,026	5,186	5,053
Divided by number of months in the period	3	3	6	6

CCPU	$12.12	$11.87	$12.46	$12.05

CPGA is used to measure the cost of acquiring a new customer. The costs included in this calculation are our (1) selling expenses less cooperative advertising in support of existing customers, (2) net loss on equipment sales (cost of equipment less net equipment revenue), excluding the net loss on equipment sold to existing customers, write-offs of property and equipment and equity previously issued to a member of Virgin Mobile USA, LLC, and (3) cost of service associated with initial customer acquisition. These costs are divided by gross additions for the period being measured. CPGA helps us to assess the efficiency of our customer acquisition methods and evaluate our sales and distribution strategies. CPGA also allows us to compare our average acquisition costs to those of other wireless communications providers.

The following table illustrates the calculation of CPGA and reconciles the total costs used in the CPGA calculation to selling expense, which we consider to be the most directly comparable GAAP financial measure.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
(In thousands, except CPGA)	(Unaudited)		(Unaudited)
Selling expenses	$16,891	$26,274	$38,624	$54,761
Add: Cost of equipment	77,718	99,755	157,109	204,773
Less: Net equipment revenue and other revenue	(17,600)	(26,040)	(36,789)	(49,067)
Less: Net loss on equipment sold to existing customers	(15,947)	(18,778)	(31,821)	(37,139)
Less: Cooperative advertising in support of existing customers	(355)	867	(742)	260
Add: Cost of service associated with initial customer acquisition	209	461	506	961

Total CPGA costs	$60,916	$82,539	$126,887	$174,549
Divided by gross additions	536	728	1,166	1,524

CPGA	$113.65	$113.38	$108.82	$114.53

Free cash flow, a non-GAAP measure, is calculated as net cash provided by operating activities less capital expenditures. Free cash flow is an indicator of cash generated by our business after operating expenses, capital expenditures and interest expense. We believe this measure helps to (1) evaluate our ability to satisfy our debt and meet other mandatory payment obligations, (2) measure our ability to pursue growth opportunities, and (3) determine the amount of cash which may potentially be available to stockholders in the form of stock repurchase and/or dividends subject to the terms and conditions of our Senior Credit Agreement. Given that our business is not capital intensive, we believe this measure to be of particular relevance and utility. We also use Free cash flow internally for a variety of purposes, including managing our projected cash needs.

The following table illustrates the calculation of Free cash flow and reconciles it to cash provided by operating activities, which we consider to be the most directly comparable GAAP financial measure.

	Six Months Ended June 30,
	2009	2008
(in thousands)	(Unaudited)
Net cash provided by operating activities	$36,601	$38,573
Less: Capital expenditures	(7,572)	(9,364)

Free cash flow	$29,029	$29,209

Adjusted earnings per share. The Company is presenting adjusted earnings per share which excludes the amortization of intangibles associated with the acquisition of Helio which occurred on August 22, 2008 as well as transition and restructuring expenses associated with the acquisition of Helio, the outsourcing of IT services to IBM and the workforce reduction taken in the fourth quarter of 2008.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Diluted earnings per share available to Virgin Mobile USA, Inc. common stockholders:
Net income per share - diluted	$0.23	$0.07	$0.42	$0.16
Amortization of intangibles per share(1)	0.03	—	0.06	—

Adjusted earnings per share	0.26	0.07	0.48	0.16
Transition and restructuring expenses(1)	0.01	0.01	0.03	0.01

Adjusted earnings per share - diluted, excluding amortization of intangibles, and transition and restructuring expenses	$0.27	$0.08	$0.51	$0.17

(1)	Adjustment amounts are presented net of taxes and minority interest share.

SOURCE: Virgin Mobile USA, L.P.

Web site: http://www.virginmobileusa.com/